Filed pursuant to Rule 424(b)(3)
Registration No. 333-226239

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated August 8, 2018)

INTELLIPHARMACEUTICS INTERNATIONAL INC.

6,858,334 Common Shares

This Prospectus Supplement No. 2 (this "Prospectus Supplement") amends and supplements our Prospectus dated August 8, 2018, as supplemented by prospectus supplement no. 1, dated August 15, 2018 (the "Prospectus"), which forms a part of our Registration Statement (our "Registration Statement") on Form F-1 (Registration No. 333-226239). This Prospectus Supplement is being filed to amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the resale, from time to time, of up to 6,858,334 common shares by certain of our shareholders identified in the Prospectus.

This Prospectus Supplement includes information from our Report on Form 6-K, which was filed with the Securities and Exchange Commission on September 11, 2018.

This Prospectus Supplement should be read in conjunction with the Prospectus that was previously filed, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this Prospectus Supplement is September 11, 2018

Intellipharmaceutics Closed US$0.5 Million Convertible Debenture Financing

On September 11, 2018, Intellipharmaceutics International Inc. (the "Company") issued a press release announcing the issuance in a private placement financing (the "Financing") of an unsecured convertible debenture in the principal amount of US$0.5 million (the "Debenture"), which will mature September 1, 2020.

The Debenture bears interest at a rate of 10% per annum, payable monthly, is pre-payable at any time at the option of the Company, and is convertible at any time into common shares at a conversion price of US$0.30 per common share at the option of the holder. The Financing was non-brokered and the net proceeds are to be used for working capital and general corporate purposes. If the Debenture is fully converted into common shares of the Company, the shares would represent approximately 3.8% of the Company’s currently issued common shares on a non-diluted basis.

Dr. Isa Odidi, CEO and Co-Founder, and Dr. Amina Odidi, COO and Co-Founder, provided the Company with the US$0.5 million proceeds for the Debenture. Drs. Isa and Amina Odidi directly and through their family holding company own approximately 13.3% of the Company’s currently issued shares on a non-diluted basis. The participation of Drs. Isa and Amina Odidi, as related parties in the Debenture transaction, was approved by directors of the Company who are independent of such related parties. A copy of the press release is included as Exhibit 99.1 to the Report on Form 6-K, which was filed with the Securities and Exchange Commission on September 11, 2018.